EXHIBIT 4.2



                    PAYMENT AND GUARANTEE AGREEMENT



       THIS PAYMENT AND GUARANTEE AGREEMENT (the "Guarantee"), dated as of June 8, 1994, is executed and delivered by Texaco Inc., a corporation organized under the laws of the State of Delaware (the "Guarantor") for the benefit of the Holders (as defined below) from time to time of the Preferred Shares (as defined below) of Texaco Capital LLC, a Turks and Caicos Islands limited life company (the "Issuer").

       WHEREAS, the Issuer is issuing on the date hereof up to 5,175,000 shares of its Cumulative Adjustable Rate Monthly Income Preferred Shares, Series B (the "Preferred Shares"), and the Guarantor desires to issue this Guarantee for the benefit of the Holders, as provided herein; and

       WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Shares and the Guarantee, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of the Holders.


                               ARTICLE I

       As used in this Guarantee, the following terms shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Articles of Association of the Issuer adopted as of October 7, 1993 and as amended (the "Articles of Association").

       "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer:
  (i) any accumulated arrears and accruals of unpaid dividends which have been theretofore declared on the Preferred Shares from moneys legally available for the payment thereof,
  (ii) the redemption price (including all accumulated arrears and accruals of unpaid dividends) payable with respect to any Preferred Shares called for redemption by the Issuer as an optional redemption or otherwise out of funds available

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  to the Issuer, (iii) the lesser of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of the Issuer and (iv) any Additional Amounts (as described in Section 2.01(b) herein) payable by the Issuer.

       "Holder" shall mean any holder from time to time of any Preferred Shares of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Shares have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned 20% or more by the Guarantor, either directly or indirectly.

       "Paying Agent" shall mean Texaco Inc., as registrar, transfer agent and paying agent.


                              ARTICLE II

       SECTION 2.01. (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

       (b) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any State thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Shares in the absence of such withholding or deduction, except that no such additional amounts will be payable to any Holder (or a third party on such Holder's behalf):

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            (i)  if such Holder is liable for such taxes,
         duties, assessments or governmental charges in respect of the Preferred Shares by reason of such Holder's having some connection with the United States, any State thereof or any other jurisdiction through which or from which such payment is made, other than being a Holder, or

           (ii)  if such Holder has been notified of the
         obligation to withhold taxes and has been requested but has not provided a declaration of non-residence or other claim for exemption, and such withholding or deduction would not have been required had such declaration or claim been received.

       SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

       SECTION 2.03.  The obligations, covenants, agreements
  and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

            (a) the release or waiver by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Shares to be performed or observed by the Issuer;

            (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, redemption price, liquidation distributions or any other sums payable under the terms of the Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Shares;

            (c)  any failure, omission, delay or lack of
         diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

            (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or

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         readjustment of debt of, or other similar proceedings
         affecting, the Issuer or any of the assets of the Issuer;

            (e) any invalidity of, or defect or deficiency in, any of the Preferred Shares; or

            (f)  the settlement or compromise of any
         obligation guaranteed hereby or hereby incurred.

  There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

       SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor contained in this Guarantee.

       SECTION 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee and shall have the right to waive payment of any amount of dividends in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

       SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are several and independent of the obligations of the Issuer with respect to its Preferred Shares and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the

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  occurrence of any event referred to in subsections (a)
  through (f), inclusive, of Section 2.03 hereof.

       SECTION 2.07. The Guarantor represents and warrants that its obligations hereunder rank, and covenants that such obligations will at all times rank, (a) junior to all liabilities of the Guarantor, (b) pari passu with the most senior preferred or preference stock issued by the Guarantor, if any, and with any guarantee entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (c) senior to the ordinary shares of the Guarantor.


                              ARTICLE III

       SECTION 3.01. If the Guarantor issues, following the date of the issuance of the Preferred Shares, any preferred or preference stock ranking senior to its obligations under this Guarantee or enters into any guarantee in respect of any preferred or preference stock of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to this Guarantee as regards rights in respect of dividends, liquidation preference and distributions, and rights upon redemption, then this Guarantee will be deemed to give the Holders such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that this Guarantee ranks pari passu as to such rights and entitlements with any such preferred or preference stock or other guarantee.

       SECTION 3.02. If, at any time when the Guarantor fails to comply with its obligations under this Guarantee or under the Articles of Association of the Issuer, any proposal by the Board of Directors of the Guarantor or by any shareholder of the Guarantor or by any other person legally entitled to do so is made to declare dividends on any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee as to participation in profits, the Guarantor shall, or shall cause the Issuer to, set aside for payment in a segregated account at the office of the Paying Agent an amount equal to all accumulated arrears of dividends payable on the Preferred Shares out of moneys legally available therefor and irrevocably instruct the Paying Agent to pay such amounts as dividends on the Preferred Shares on the day following the date on which such proposal is voted on by the Guarantor's shareholders. The Paying Agent will make such payment on such day unless it shall have received, prior to 10:00 a.m., New York time, on such day, a certificate from the Chief Financial Officer of

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  the Guarantor certifying that such proposal has not been
  adopted by the Guarantor's shareholders. In such case, the amounts deposited in such account shall be remitted forthwith to the Guarantor or the Issuer, as the case may be. In all cases, any interest accrued on the amounts deposited in such account shall be remitted by the Paying Agent to the Guarantor or the Issuer, as the case may be.

       SECTION 3.03. If, at any time when the Guarantor fails to comply with its obligations under this Guarantee or under the Articles of Association of the Issuer, the Guarantor, or any subsidiary of the Guarantor using funds provided by the Guarantor, redeems or purchases or otherwise acquires any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee as to participation in assets of the Guarantor upon liquidation, all accumulated arrears of dividends payable on the Preferred Shares out of moneys legally available therefor shall immediately become due and payable under this Guarantee; provided, however, that no such payment shall be required if any such shares of the Guarantor are redeemed, purchased or otherwise acquired pursuant to any employee stock option plan of the Guarantor.

       SECTION 3.04. The Guarantor shall not, and the Guarantor shall not permit or cause any subsidiary of the Guarantor using funds provided by the Guarantor to, redeem, purchase or otherwise acquire, or pay a liquidation preference with respect to, any preferred or preference stock of the Guarantor ranking pari passu with this Guarantee, any preferred or preferred stock of affiliates of the Guarantor (including the Issuer) entitled to the benefits of a guarantee ranking pari passu with this Guarantee or any preferred or preference stock of affiliates of the Guarantor (including the Issuer) entitled to the benefits of a guarantee ranking pari passu with this Guarantee or any preferred or preference stock of affiliates of the Guarantor (including the Issuer) entitled to the benefits of a guarantee ranking junior to this Guarantee as to participation in assets of the Guarantor upon liquidation if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee.

       SECTION 3.05.  The Guarantor shall not, and the
  Guarantor shall not permit or cause any subsidiary of the Guarantor using funds provided by the Guarantor to, pay dividends, or make Guarantee Payments with respect to dividends, on any preferred or preference stock of any affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee as to participation in profits of the Guarantor if at such time

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  the Guarantor shall be in default with respect to its
  obligations under this Guarantee.

       SECTION 3.06. The Guarantor agrees to maintain, directly or indirectly, ownership of 100% of the common shares of the Issuer and not to voluntarily dissolve, wind-up or liquidate the Issuer for so long as any Preferred Shares shall remain outstanding.

       SECTION 3.07. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Article III, which may include causing such subsidiaries to incorporate appropriate restrictions in their Articles of Association or similar constitutional documents.


                              ARTICLE IV

       This Guarantee shall terminate and be of no further force and effect upon full payment of the redemption price (including all accumulated arrears and accruals of unpaid dividends) of all Preferred Shares or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer, provided, however, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sums payable under the Preferred Shares or this Guarantee must be restored by a Holder for any reason whatsoever. The Guarantor agrees to indemnify each Holder and hold it harmless against any loss it may suffer in such circumstances.


                               ARTICLE V

       SECTION 5.01. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Shares voting as a single class, which consent shall be obtained in accordance with procedures identical to the procedures contained in the Articles of Association and the applicable law of the Turks and Caicos Islands.

       SECTION 5.02.  Except for those changes required by
  Section 3.01 hereof or which do not adversely affect the rights of Holders (in any of which cases no agreement will be required), this Guarantee shall be changed only by

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  agreement in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in liquidation preference of all Preferred Shares voting as a single class, which approval shall be obtained in writing or by a vote at a separate general meeting at which such Holders shall be present in person or by proxy, in accordance with procedures identical to the procedures contained in the Articles of Association and the applicable law of the Turks and Caicos Islands.

       SECTION 5.03.  Any notice, request or other
  communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

            Texaco Inc.
            2000 Westchester Avenue
            White Plains, NY  10650

            Facsimile no.:  (914) 253-7753
            Attention:  Treasurer

       The address of the Guarantor may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Guarantor to the Paying Agent. Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

       SECTION 5.04.  The masculine and neuter genders used
  herein shall include the masculine, feminine and neuter genders.

       SECTION 5.05. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Shares.

       SECTION 5.06   This Guarantee shall be governed by and
  construed and interpreted in accordance with the laws of the State of New York.

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       THIS GUARANTEE is executed as of the day and year first
  above written.


                                TEXACO INC.


                                By:  Peter M. Wissel
                                    --------------------
                                     Assistant Treasurer












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